PERSONAL EMPLOYMENT AGREEMENT

Entered into as of the 2nd day of February, 2017

BY AND BETWEEN

ELMINDA LTD., a company incorporated under the laws of the state of Israel, corporate registration number 513851162, with its registered offices at 14 Maskit St. Herzliya, Israel (the "**Company**");

AND

Gil Issachar (Israeli I.D. [redacted], an individual residing at 7 Hachomash st. Hod Hasharon, Israel (the "**Employee**")

WITNESSETH

WHEREAS, the Company desires to engage the Employee as a Research & Data Scientist (the "**Position**"), and the Employee desires to serve in the Position; and

WHEREAS, the parties desire to state the terms and conditions of the Employee's engagement by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby declare and agree as follows:

1. **Appointment; Position**

1.1. The Company hereby appoints the Employee to the Position and in such capacity. Employee shall be subject to the direction of the Company's VP Research Programs and/or to the company's Analysis Team Leader and / or to the CEO and from time to time to the Chief Technology Officer (the "**Officer**") and/or directors of the Board of Directors of the Company (the "**Board**").

1.2. Employee's responsibilities shall include Research & data scientist responsibilities, all subject to and in accordance with the instructions of the Officer.

1.3. Commencing on the Effective Date (as defined below), the scope of Employee's employment hereunder shall be one hundred percent (100%) out of a full-time job (the "**Scope of Employment**"), and within and subject to such Scope of Employment, Employee shall devote one hundred percent (100%) of his/her total business working hours to his/her employment hereunder, and shall not be engaged, directly or indirectly, in any other commercial activities without the prior written approval of the Company. Employee shall perform his/her duties diligently and promptly for the benefit of the Company.

1.4. On the date hereof, the Parties will sign an "employee notice" form according to the Employee's Notice (Terms of Employment) Law of 2002, attached hereto as **Schedule A**.

1.5. With respect to any past engagement of the Employee with third parties, and with respect to any permitted engagement of the Employee with any third party during the term of his/her employment with the Company (for purposes hereof, such third parties shall be referred to as "**Other Employers**"), the Employee represents, warrants and undertakes that: (a) his/her employment with the Company was, is and will not be in breach of any of his/her undertakings toward Other Employers, (b) his/her employment with Other Employers is and will not be in breach of any of his/her undertakings towards the Company, (c) he/she will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer, and (d) he/she will not disclose to the Other Employers, nor use in provision of any services to the Other Employers, any proprietary or

confidential information belonging to the Company.

אלמינדה בע"מ
ח.פ. 513851162

2. Term and Termination

2.1. Employee's employment under this Agreement shall have commenced on March 6th, 2017 (the "**Effective Date**") or earlier and shall be for an unlimited period of time, until terminated by either the Company or the Employee in accordance with the provisions of this Agreement (the "**Term**").

2.2. Notwithstanding anything to the contrary herein, the employment hereunder and this Agreement may be terminated by the Company or Employee according to the following:

(a) The Company may terminate this Agreement and employment hereunder for Cause (as defined below) by providing written notice to the Employee with immediate effect thereafter.

(b) The Company may terminate this Agreement and employment hereunder other than for Cause, by providing advance written notice to Employee of a period prescribed for such purpose by applicable law.

(c) The Employee may terminate this Agreement and employment hereunder for any reason, by providing written notice to the Company of a period prescribed for such purpose by applicable law.

2.3. "**Cause**" - means any one of the following, and each individually shall be deemed to be Cause: (a) embezzlement; (b) theft; (c) criminal offence; (d) committing an act involving moral turpitude; (e) breach of confidentiality and/or non-competition obligations contained it this Agreement and/or in any of the annexes or schedules hereto; (f) severe disciplinary breach of Company rules; (g) breach of fiduciary duties; (h) material breach by Employee of the terms of this Agreement; or (i) any other act/or omission which under applicable law enable(s) severance payments or prior notice redemption to be entirely or partially denied by the Company.

2.4. In any event of termination of employment by applicable prior written notice, the Company shall be entitled to terminate Employee's employment, immediately or at any time during the prior notice period, and in such event, if and to the extent required by applicable law, the Company shall pay Employee full or partial prior notice redemption, as applicable. Notwithstanding the foregoing, in the event of termination of employment and this Agreement by the Company for Cause, the Company shall not be required to pay the redemption of the advance notice period.

3. Compensation

3.1. During the Term hereof, and in consideration for the performance by Employee of the duties Employee is required to perform hereunder, the Company shall pay to Employee a monthly salary in accordance with the Company's normal payroll practices. The gross amount of the salary, excluding the benefits described in Sections 4 and 5 below (the "**Salary**"), shall be **NIS 18,000** (Eighteen thousand NIS). The Salary and other benefits provided to the Employee under this Agreement, including any options which may be granted to the Employee from time to time during the Employee's employment with the Company, are based on the assumption that the Employee will protect the Company's legitimate interests and will not engage in any competitive activities, as detailed in the Nondisclosure, Non-Competition and Proprietary Information Agreement, and constitute the entire compensation payable to the Employee for the work performed by him/her for the Company, including (without limitation) in respect of any Company Inventions (as defined in the Nondisclosure, Non-Competition and Proprietary Information Agreement), and the Employee hereby unconditionally and irrevocably waives any right to any additional compensation to which he/she may be entitled with respect to any such Company Inventions pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Israeli Patents Law-1967, or any provision that may

supersede it. The Salary is exclusive of travel expenses. The Salary shall be linked to market wide cost of living increases mandated by the Ministry of Finance of the State of Israel ("*Tosephet Yoker*").

3.2. Notwithstanding anything to the contrary, Employee acknowledges and agrees that an amount equal to twenty percent (20%) of the Salary shall be deemed to be paid as consideration for any overtime work performed by Employee (the "**Overtime Component**"), such amount determined according to the parties' estimation of the average scope of Employee's overtime work. This Overtime Component fully satisfies Employee's rights to receive compensation for overtime, and the arrangement as set forth herein benefits the Employee beyond the requirements of applicable law. The Employee shall not work overtime of more than 35 hours per month, unless he explicitly informs the Officer and receives an explicit written approval from the Officer to work such excess hours.

3.3. Furthermore, subject to the sole discretion and approval of the Board, Employee will be entitled to participate in the Company's share option plan, and receive one or more options to purchase Ordinary Shares of the Company pursuant to such plan.

4. **Benefits**

Pension Fund and Managers' Insurance

4.1. The Company shall make the following contributions in Employee's name, in respect of 100% of the Salary, to a pension fund *(קרן פנסיה)* ("**Pension Fund**"), a managers' insurance policy *(ביטוח מנהלים)* ("**Managers' Insurance**"), or combination thereof, according to Employee's written election, as follows:

(a) In respect of such portion of Employee's Salary for which Employee elects to receive Pension Fund ("**Salary for Pension**") Company shall contribute an amount equal to 14.83% of the Salary for Pension, as follows: (a) 8.33% for severance payment, and (b) 6.5% for savings ("גמל"); and Employee shall contribute 6% of the Salary for Pension toward the premium payments for savings.

(b) In respect of such portion of the Salary for that Employee elects to receive Managers' Insurance ("**Salary for Managers' Insurance**"), Company shall contribute an amount equal to 14.83% of the Salary for Managers' Insurance, as follows: (a) 8.33% for severance payment, and (b) 6.5% for premium payments, of which at least 5% are for savings ("גמל") and the remainder (i.e. currently up to 1.5%) are for Disability Insurance pursuant to section (c) below; and Employee shall contribute 6% of the Salary for Managers' Insurance toward the premium payments for savings.

(c) In the event that Employee elects to obtain Managers' Insurance, the Company shall also purchase Disability Insurance ("אובדן כושר עבודה") (which may be included within the Managers Insurance Policy) for Employee, and shall contribute thereto the premium amount required to purchase Disability Insurance payments of at least 75% of the Salary for Managers' Insurance, provided that Company's contribution to premium payments for savings and for Disability Insurance (both under subsection (b) and under this subsection (c) shall not exceed, in the aggregate, 7.5% of the Salary for Managers' Insurance.

4.2. In accordance with the provisions of the *"General Approval re Employers Payments to Pension Funds and Insurance Funds in place of Severance Payments"* issued by the Minister of Enterprise, Trade and Employment pursuant to Section 14 of the Severance Pay Law, 5727-1963 ("**Severance Pay Law**"), a copy of which is attached hereto as **Schedule B** ("**General Approval**"), Company's payments into the Pension Fund and/or Managers' Insurance as detailed above, shall substitute and be in place of any legal obligation Company may have with respect to severance payments to Employee ("פיצויי פיטורים") pursuant to the Severance Pay Law or otherwise.

4.3. The Company shall not have any right to retrieve funds from the payments made into the Pension Plan, other than: (i) in the event and to the extent that a competent court shall determine that the Employee is not entitled to severance payments, pursuant to Section 16 or 17 of the Severance Pay Law; or (ii) in the event that the Employee withdraws funds from such Pension Plan not as a result of a "Crediting Event", as such term is defined in the General Approval (i.e., retirement subsequent to the age of 60, death or disability). Employee acknowledges and agrees that the release by the Company of the Severance Portion is in lieu and full substitution of the Company's obligation to pay the Employee severance pay as required by applicable law.

4.4. By countersigning this Agreement, Employee hereby gives Employee's consent to an arrangement between Employee and Company in accordance with the provisions of the General Approval, as set forth in this Section **Error! Reference source not found.**.

4.5. It is Employee's sole right and responsibility to determine the identity of the Pension Fund, Managers' Insurance and/or combination thereof into which Company shall make the aforesaid contributions on Employee's behalf, and Employee hereby acknowledges that it is Employee's responsibility to understand, determine and verify the terms and conditions of such Pension Fund and/or Managers' Insurance, their suitability for Employee's needs as may change from time to time, and that it is Employee's sole responsibility to notify the Pension Fund and/or Managers' Insurance companies of any changes in Employee's personal condition that are required to be notified pursuant to policy or applicable law, and hereby waives any claim that Employee may have against Company with respect to any such matters.

4.6. **Education Fund** ("*Keren Hishtalmut*") (the "**Fund**") - The Company shall acquire and maintain a Fund (or continue contributions to Employee's existing Fund, at Employee's election). The Company shall contribute to such Fund an amount equal to seven and one-half percent (7.5%) of the Salary and the Employee shall contribute to such Fund an amount equal to two and one-half percent (2.5%) of the Salary. Employee hereby instructs the Company to transfer to Fund the amount of the Employee's and the Company's contributions from Employee's Salary. The Employee shall bear all taxes arising from amounts exceeding the maximum permitted for tax purposes, if any.

4.7. **Vacation** - Employee shall be entitled to 16 paid annual vacation days for a full time and additional day on each additional year, up to a cap of 22 paid annual vacation days. Employee may accumulate up to double the number of annual leave days available to the Employee per year, but in any event not more than accumulated vacation days in the aggregate of double the number of annual leave days available to the Employee during any given time. Redemption of vacation days, if any, shall be done in accordance with applicable law, and in any event, any unused and non-redeemed vacation days at the end of any two (2) consecutive year period of the Term shall expire and no longer useable or redeemable by Employee.

4.8. **Sick Leave** - Employee shall be entitled to sick leave payment according to applicable law, provided however, that payment for sick leave shall be made from the first day of sick leave. Employee shall be required to provide the Company with appropriate medical certificates with respect to any sick leave promptly after his/her return to work.

4.9. **Convalescence Pay** - Employee shall be entitled to convalescence pay ("*Dmei Havraa*") from the first year of employment hereunder, in amounts prescribed by applicable law.

5. **Expenses**

5.1. The Company shall reimburse Employee for all ordinary and customary business expenditures, whether in or outside Israel (such as hospitality etc.) which are required and incurred in connection with or in furtherance of performing his/her duties hereunder, provided that such expenses were pre-approved by the Officer or Chief Executive Officer or Chief Financial Officer of the Company.

5.2. Reimbursement of Employee's expenses in accordance with the provisions of Section 5.1 above shall be made within ten (10) days from the beginning of each month, for the preceding month against submission by the Employee of receipts and/or supporting documentation. Payment by the Company will be made by check or wire transfer to an account designated for this purpose by the Employee.

5.3. Except as stated in this Section 5 or unless otherwise agreed to with respect to the performance of specific duties, the Company shall have no liability to reimburse Employee for any expenses incurred by the Employee in connection with this Agreement.

5.4. The Employee shall be entitled to travel expenses according to applicable law.

6. **Proprietary Rights; Information And Confidentiality**

Upon execution of this Agreement, the Employee shall sign the nondisclosure, non-competition and proprietary information agreement attached hereto as **Schedule C** (the "**Nondisclosure, Non-Competition and Proprietary Information Agreement**"), such agreement to form an integral and fundamental part of this Agreement.

7. **Notices**

7.1. The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

7.2. All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: (i) if sent by registered mail - three (3) business days from the date of mailing; (ii) if delivered by hand - upon actual delivery. Delivery by facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt of the notice.

8. **Miscellaneous**

8.1. The preamble to this Agreement constitutes an integral part hereof.

8.2. Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

8.3. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreements, and therefore, no collective bargaining agreements shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

8.4. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

8.5. Any determination of the invalidity or non-enforceability of any provision of this Agreement shall not affect the remaining provisions hereof unless the purpose of this Agreement is substantially frustrated thereby.

8.6. This Agreement is personal and non-delegable and non-assignable by the Employee.

8.7. This Agreement is the only agreement between the parties on the subject matter of the employment of Employee by the Company, and supersedes and replaces all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement and that were made prior to the date of this Agreement.

8.8. It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement and that the sole and exclusive place of jurisdiction in any matter arising out of or in

connection with this Agreement shall be the Tel-Aviv Labor Court or the Tel Aviv District Court, as applicable.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS FAMILIAR WITH THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION TO ANY OTHER LANGUAGE. EMPLOYEE FURTHER ACKNOLWEDGES THAT HE/SHE HAS BEEN ADVISED BY THE COMPANY THAT EMPLOYEE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT EMPLOYEE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

העובד/ת מצהיר/ה בזאת כי השפה האנגלית מוכרת לו/ה וכי הוא/היא אינו/ה זקוק/ה לתרגום הסכם זה לשפה אחרת. העובד/ת גם מצהיר/ה ומודיע/ה כי הומלץ בפניו/ה על ידי החברה לקבל ייעוץ משפטי בקשר להסכם זה בטרם החתימה עליו וכי ניתנה לו/ה הזדמנות נאותה לעשות כן.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ELMINDA LTD.	Gil Issachar
Name: **RONEN GADOT**	Name:
Title: **CEO**	

Contract Addendum

This Contract Addendum "Addendum") sets forth certain terms as an Addendum to the Employment Agreement by and between Gil Issachar ("**Employee**") and Elminda Ltd. ("**Company**"), dated [June 21, 2021](the "**Agreement**").

Addendum	The Company and Employee enters into an Addendum to the Employment Agreement, upon the terms and conditions set forth herein, are effective upon Board approval of the subject stock option grants noted in the section *Options*. The Employment Agreement Addendum shall effect the following changes: *Salary*: Employee shall receive a monthly salary in the gross amount of NIS 50,000, effective July 1, 2021. *Bonus* Employee shall be entitled to a one-time bonus in an amount equal to two months of salary and payable within 120 days of the date of this addendum or within 30 days of the Reverse Takeover (RTO), whichever is less. In the event the Company attracts significant investment (excepting the existing $1.5 convertible loan), the Company agrees to facilitate the payment date. *Options*: Employee shall be granted 9,430,147 options to purchase Ordinary Shares of the Company, par value USD $0.01, which 50% shall be fully vested at grant date and 50% vested at RTO consummation date. The exercise price of such grant shall be USD $0.01 per share. The grant shall be made subject to the terms and condition of the Company's 2007 Share Option Plan (the "**Plan**"). The grant is approved by the Board of Directors of the company and subject to shareholder approval and the Employee entering into the standard option agreement subject to such Plan. *Annual Bonus*: For as long as Employee is an employee of the Company, Employee shall be entitled to an annual bonus in the amount of one months' salary at the end of each calendar year, i.e., on the December pay slip ('*tlush*'). *Title*: As of the date of the RTO or September 1, 2021 whichever is earlier, Employee shall be promoted to the position of VP Data Science.
Taxes	Any and all tax consequences arising from the benefits and terms set forth herein, including from the grant or exercise of the Options, shall be borne solely by Employee. Employee hereby irrevocably authorizes the Company to deduct from any payment, which may be due to Employee from the Company any amount which Employee may owe to the Company hereunder or withhold taxes owed to the applicable government, to the extent required.
Confidentiality	The terms of this Addendum are confidential and Employee shall not disclose such information. The terms and conditions described in this Addendum (including its existence) shall be

	kept strictly confidential and shall not be disclosed by Employee to any third party, except as otherwise required by applicable law or regulations.
Governing Law/Jurisdiction	This Addendum shall be governed in all respects by the laws of State of Israel. Any dispute arising out of this Term Sheet shall be exclusively reserved to the courts of Tel Aviv, Israel.

Elminda Ltd.

By: ______________________

Name: Jon Olsen

Title: CEO, elminda

Gil Issachar

By: ______________________